Exhibit 99.H

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of this 6th day of October, 2025 among Cantor EP Holdings II, LLC, Cantor Fitzgerald, L.P., CF Group Management, Inc., and Brandon G. Lutnick (collectively, the “Reporting Persons”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Reporting Persons hereby agree and represent as follows:

1.	Amendment No. 2A to Schedule 13D with respect to the Class A ordinary shares and Class B ordinary shares, each par value $0.0001 per share, of Cantor Equity Partners II, Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Reporting Persons.

2.	Each of the Reporting Persons is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such Person contained therein, provided that each such Person is not responsible for the completeness or accuracy of the information concerning any of the other Reporting Persons, unless such Person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

CANTOR EP HOLDINGS II, LLC

By:	/s/ Brandon G. Lutnick
Name:	Brandon G. Lutnick
Title:	Chief Executive Officer

CANTOR FITZGERALD, L.P.

By:	/s/ Brandon G. Lutnick
Name:	Brandon G. Lutnick
Title:	Chief Executive Officer

CF GROUP MANAGEMENT, INC.

By:	/s/ Brandon G. Lutnick
Name:	Brandon G. Lutnick
Title:	Chief Executive Officer

/s/ Brandon G. Lutnick
Brandon G. Lutnick

[Signature page to Joint Filing Agreement for CEP II Schedule 13D/A]